                                                                      Exhibit 16



                    WARRANT ISSUANCE AND AMENDMENT AGREEMENT



                  WARRANT ISSUANCE AND AMENDMENT AGREEMENT ("Agreement"), dated as of January 18, 2000, among Code Alarm Inc., a Michigan corporation (the "Company") Pegasus Partners, L.P. and Pegasus Related Partners, L.P., each a Delaware limited partnership (together "Pegasus"), General Electric Capital Corporation ("GECC"), and CFE, Inc. ("CFE"), relating to (i) the issuance by the Company to Pegasus of new warrants to purchase an aggregate of 1,250,000 shares of common stock of the Company, no par value ("Common Stock") in the form attached hereto as Exhibit A (the "New Warrants"), (ii) the amendment of the various warrants (collectively, the "Existing Warrants") to purchase common stock of the Company, issued by the Company to Pegasus on October 27, 1997 and from time to time thereafter, as amended, pursuant to the Unit Purchase Agreement (the "Purchase Agreement") dated as of October 27, 1997 among the Company and Pegasus and (iii) the amendment of the warrant to purchase common stock of the Company, issued by the Company to GECC on October 24, 1997, as amended, (the "GECC Warrant") pursuant to that certain warrant Purchase Agreement (the "Warrant Purchase Agreement") dated as of October 24, 1997 among the Company and GECC, which warrant is being transferred by GECC to CFE (the "GECC Holder," together with Pegasus, the "Holders") and (iv) the amendment of the registration rights agreement dated as of October 27, 1997 (the "Registration Rights Agreement"), by and among the Company and the Holders.




                  WHEREAS, pursuant to that certain letter agreement dated as of August 20, 1999 among Pegasus and the Company (the "Letter Agreement"), Pegasus is making financial accommodations to the Company.



                  WHEREAS, the transactions contemplated hereby require the consent of GECC under the Credit Agreement dated as of October 24, 1997, by and among the Company, the other "Credit Parties" from time to time party thereto, the financial institutions from time to time party thereto, (the "Lenders") and GECC, in its individual capacity and as the "Agent" (the "Agent") for the lenders (the "Credit Agreement").



                  WHEREAS, in order to induce Pegasus to enter into the Letter Agreement and to make financial accommodations thereunder, and in order to induce GECC to consent to the transactions contemplated hereby, the parties agreed to enter into this Agreement.



                  NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

                  1. DEFINITIONS. The terms hereinafter set forth when used herein shall have the following meanings, and any terms not otherwise defined herein that are defined in the Purchase Agreement shall have the respective meanings specified in the Purchase Agreement:

                  "Current Warrant Price" shall have the meaning specified in the Attached Warrants, the Shortfall Warrants or the Litigation Warrants, as the context may require.

                  "Material Adverse Effect" shall mean a material adverse effect on (i) the business, properties, assets, prospects, goodwill or condition, financial or otherwise, of the Company or (ii) the ability of the Company to perform or the Holders to enforce the obligations of the Company under this Agreement.

                  2. ISSUANCE OF NEW WARRANTS. The Company shall issue to the Holders the New Warrants in the specific amounts set forth on Schedule 1 hereto.





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                  3. AMENDMENT OF ATTACHED WARRANTS AND SHORTFALL WARRANTS. Each
of the Attached Warrants and the Shortfall Warrants is hereby amended to change the Current Warrant Price thereunder to the following:

                  (a) If, on January 31, 2000, any obligations (as defined in the Credit Agreement dated as of March 31, 1999 by and among the Holders and the Company) remain outstanding, then from and after such date, the Current Warrant Price under each Attached Warrant and Shortfall Warrant shall be $0.323505, subject to adjustment as provided below.

                  (b) From and after April 30, 2000, the Current Warrant Price under each Attached Warrant and Shortfall Warrant shall be $.0001.

                  4. AMENDMENT OF LITIGATION WARRANTS. Each of the Litigation Warrants is hereby amended to change the Current Warrant Price under such Litigation Warrant to the following:

                  (a) If, on January 31, 2000, any Obligations remain outstanding, then from and after such date, the Current Warrant Price under each Litigation Warrant shall be the lesser of (i) the Current Warrant Price under such Litigation Warrant immediately prior to such date and (ii) $.323505, subject to adjustment as provided below.

                  (b) From and after April 30, 2000, the Current Warrant Price under each Litigation Warrant shall be $.0001.

                  5. AMENDMENT OF GECC WARRANT. The GECC Warrant is hereby amended to change the "Exercise Price" thereunder (referred to as the "Current Warrant Price" herein) to the following:

                  (a) If, on January 31, 2000, any obligations remain outstanding, then from and after such date, the Current Warrant Price under each GECC Warrant shall be $0.323505, subject to adjustment as provided below.

                  (b) From and after April 30, 2000, the Current Warrant Price under each GECC Warrant shall be $.0001.

                  6. AMENDED CURRENT WARRANT PRICE SUBJECT TO ANTI-DILUTION; NO INCREASE IN CURRENT WARRANT PRICE. The Current Warrant Price of any of the Attached Warrants, Shortfall Warrants, Litigation Warrants or GECC Warrants as specified in paragraphs (a) through (b) of Section 3 hereof, paragraphs (a) through (b) of Section 4 hereof and/or paragraphs (a) through (b) of Section 5 hereof shall be equitably further adjusted in accordance with the anti-dilution provisions contained in such Warrants; provided, however, that no such adjustment shall reduce the Current Warrant Price of any such Existing



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Warrant or GECC Warrant to an amount less than $.0001 per share of Common Stock.
No adjustment described in Section 3, 4, or 5 hereof to the Current Warrant
Price of any Existing Warrant or GECC Warrant shall result in an increase in the Current Warrant Price of any Existing Warrant or GECC Warrant at any time.

                  7. LEGEND. Concurrently with the execution hereof, the following legend shall be placed on the face of each of the Attached Warrants, Shortfall Warrants, Litigation Warrants and GECC Warrant:

                  "This Warrant has been amended pursuant to the Warrant Issuance and Amendment Agreement dated as of January 18, 2000 among Code Alarm Inc., Pegasus Partners, L.P., Pegasus Related Partners, L.P., General Electric Capital Corporation and CFE, Inc., a copy of which is available for inspection at the offices of Code Alarm Inc."

                  8. EXISTING WARRANTS AND GECC WARRANT TO REMAIN IN FULL FORCE AND EFFECT. Except as set forth herein, the Existing Warrants and GECC Warrant shall continue in full force and effect in accordance with their terms and the Existing Warrants and GECC Warrant, as amended hereby, are hereby ratified and confirmed by the Company and accepted by the Holders.

                  9. AMENDMENT OF REGISTRATION RIGHTS AGREEMENT. The Registration Rights Agreement is hereby amended to include the New Warrants in the definition of "Warrants" set forth in Section 1 thereof. Except as set forth herein, the Registration Rights Agreement shall continue in full force and effect in accordance with its terms.

                 10. REPRESENTATIONS AND WARRANTIES. (a) The Company hereby represents and warrants to the Holders as follows:


                  (i) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such governmental approvals could not reasonably be expected to have a Material Adverse Effect. The Company is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent the Company from consummating any of the transactions contemplated by the Agreement.

                  (ii) The Company has heretofore made available to the Holders a complete and correct copy of its articles of incorporation, as amended, and its by-laws, as currently in effect. Each such document is in full force and effect and no other organizational documents are applicable to or binding upon the Company.





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                (iii) The Company has full corporate power and authority to execute and deliver this Agreement and the New Warrants, to issue the New Warrants and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and the New Warrants, the issuance of the New Warrants and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of the Company and no other corporate or shareholder action on the part of the Company is necessary to authorize the execution, delivery or performance by the Company of this Agreement or the New Warrants, the issuance of the New Warrants or the consummation by the Company of the transactions contemplated hereby or thereby. The Company has reserved 1,250,000 shares of Common Stock for issuance upon the exercise of the New Warrants. This Agreement and the New Warrants have been duly executed and delivered by the Company and (assuming due and valid authorization, execution and delivery hereof by the other parties hereto and thereto) are valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally.




                (iv) None of the execution, delivery or performance of this Agreement or the New Warrants by the Company, the issuance of the New Warrants or the consummation by the Company of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the provisions hereof or thereof will (i) conflict with or result in any breach of any provision of the Company's articles of incorporation, as amended, or the by-laws or other organizational documents of the Company, (ii) require on the part of the Company any filing with, or permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or other governmental or regulatory authority or agency, including, without limitation, any consent or approval of any federal, state, local or foreign insurance industry agency, commission or other governing body, except for in the case of clause (ii) (A) filings, permits, authorizations, consents and approvals as may be required under federal and state securities laws, and the laws of other states in which the Company is qualified to do or is doing business, and (B) where the failure to obtain such permits, authorizations, consents or approvals or to make such filings, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or prevent the Company from consummating the transactions contemplated hereby, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness or other material agreement, instrument or obligation to which the Company is a party or by which it or any of its properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets.




                  (b) Each Pegasus entity hereby represents and warrants to the Company as follows:

                  (i) Such Pegasus entity is an "Accredited Investor" within the meaning of Rule 501 under the Securities Act of 1933, as amended (the "Securities Act").

                  (ii) The New Warrants are being acquired for such Pegasus entity's own account for the purpose of investment and not with a present view to or for sale in connection with any distribution thereof.

                  (iii) Such Pegasus entity understands that (i) the New Warrants have not been registered under the Securities Act, (ii) a future registration of the New Warrants is not contemplated at this time, (iii) the New Warrants must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or an exemption from registration is available under applicable securities laws then in effect, and (iv) the New Warrants will bear a legend to such effect and the Company will make a notation on its transfer books to such effect.

                  (iv) Such Pegasus entity understands that no public market now exists for the New Warrants issued by the Company.





                  11. DELIVERIES. (a) Concurrently with the execution and delivery of this Agreement, the Company shall deliver the New Warrants to Pegasus;






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                  (b) Concurrently with the execution and delivery of this
Agreement, the Company shall deliver to the Holders the following documents:

                  (1) a certificate dated the date hereof, signed by the appropriate authorized officers of the Company with respect to the certification of the articles of incorporation of the Company, its By-Laws, resolutions authorizing the transactions contemplated hereby, incumbency and such other matters as the Holders shall reasonably request; and

                  (ii) a legal opinion of Pepper Hamilton LLP, counsel for the Company, in form acceptable to the Holders, opining that (i) the Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Michigan, and has all requisite corporate power and authority to own its properties and assets and conduct its business as currently conducted, (ii) this Agreement and the New Warrants have been duly executed and delivered by the Company and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, (iii) the execution, delivery and performance of this Agreement and the New Warrants, the issuance of the New Warrants and the issuance of Common Stock upon exercise of the Existing
Warrants and GECC Warrant, as amended by this Agreement, and the New Warrants will not (A) result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any material indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness or other material agreement, instrument or obligation to which the Company is a party and which is known to such counsel, (B) contravene the articles of incorporation, as amended, or by-laws of the Company, or (C) to the knowledge of such counsel, contravene any order binding on or judgment against the Company or its properties or businesses, (iv) the Company has reserved 1,250,000 shares of common stock for issuance upon the exercise of the New Warrants and (v) the shares of common stock issuable upon exercise of the New Warrants will be, when so issued, duly authorized, validly issued, fully paid and non-assessable.

                  12. Payment of Fees and Expenses. Concurrently with the execution and delivery of this Agreement, the Company shall pay all fees, expenses and disbursements of the Holders in connection with the transactions contemplated by this Agreement and all outstanding fees, expenses and disbursements of the Holders payable by the Company pursuant to the Purchase Agreement, including in each case the outstanding fees and expenses of Kaye, Scholer, Fierman, Hays & Handler, LLP, counsel to Pegusus and Sidley & Austin, councel to GECC.

                  13. WAIVER OF SECTION 6.5 OF CREDIT AGREEMENT. GECC hereby waives compliance with Section 6.5 of the Credit Agreement solely for purposes of the issuance of the New Warrants and the other transactions contemplated by this Agreement, including, without limitation, the issuance of any securities of the Company on account of anti-dilution adjustments triggered by the issuance of the New Warrants. The Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed. Except as set forth in this Section 13, neither the execution, delivery nor effectiveness of this Agreement shall operate as a waiver of any right, power or remedy of the Agent or any Lender under the Credit Agreement, all of which the Agent and the Lenders hereby expressly reserve.

                  14. GOVERNING LAW. In all respects, including all matters of construction, validity and performance, this Agreement and the obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of Michigan applicable to contracts made and performed in such state, without regard to the principles thereof regarding conflict of laws, and any applicable laws of the United States of America.

                  15. COUNTERPARTS. For the convenience of the parties, any number of counterparts of this Agreement may be executed by any one or more parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original, but all of which shall constitute, and shall be deemed to constitute, in the aggregate, but one and the same instrument.




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                  IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first written above.


                                           CODE ALARM, INC.



                                           By: /s/ Craig S. Camalo
                                              ----------------------------------
                                                 Name: Craig S. Camalo
                                                 Title: Vice President and
                                                        Secretary



                                           PEGASUS PARTNERS, L.P.

                                           By: Pegasus Investors, L.P., its
                                               general partner
                                           By: Pegasus Investors GP, Inc., its
                                               general partner



                                           By:  /s/ Richard M. Cion
                                              ----------------------------------
                                                 Name:  Richard M. Cion
                                                 Title:



                                           PEGASUS RELATED PARTNERS, L.P.

                                           By: Pegasus Investors, L.P., its
                                               general partner
                                           By: Pegasus Investors GP, Inc., its
                                               general partner



                                           By:  /s/ Richard M. Cion
                                              ----------------------------------
                                                 Name:  Richard M. Cion
                                                 Title:






                                           GENERAL ELECTRIC CAPITAL CORPORATION


                                           By: /s/ Michael J. McKay
                                              ---------------------------
                                                 Name: Michael J. McKay
                                                 Title: Duly Authorized
                                                        Signatory




                                           CFE, Inc.

                                           By: /s/ Thomas R. Kindley
                                              ----------------------------
                                                 Name: Thomas R. Kindley
                                                 Title: SVP Equity Management





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                              Schedule 1
                              ----------




                                             Number of Shares
                                             ----------------

Pegasus Partners, L.P.                            347,159
Pegasus Related Partners, L.P.                    902,841